UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Van Strydonck, John
   1000 Penny Ln.
   Rapid City, SD  57702
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
Chairman of NAPP Systems, Inc., a wholly-owned subsidiary of Lee Enterprises, Incorporated

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |5,616              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$15.5625|     |    | |           |   |*    |11/9/|Common stock|6,000  |$15.562|6,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |99   |            |       |5      |            |   |            |
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Employee Stock Option |$11     |     |    | |           |   |*    |11/19|Common Stock|2,400  |$11    |2,400       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option |$15.5625|     |    | |           |   |*    |11/17|Common Stock|9,420  |$15.562|9,420       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/02  |            |       |5      |            |   |            |
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Employee Stock Option |$16     |     |    | |           |   |*    |11/2/|Common Stock|4,000* |$16    |4,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |03   |            |       |       |            |   |            |
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Employee Stock Option |$16.625 |     |    | |           |   |*    |11/1/|Common stock|5,000* |$16.625|5,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |04   |            |       |       |            |   |            |
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Employee Stock Option |$19.8125|     |    | |           |   |*    |11/7/|Common Stock|4,400* |$19.812|4,400       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |05   |            |       |5      |            |   |            |
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Employee Stock Option |$21.50  |     |    | |           |   |*    |11/7/|Common Stock|3,000  |$21.50 |3,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |06 ^ |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the third anniversary date of the grant.
^ The Reporting Person's December 10, 1996 Form 4 contained a scrivener's error in the reporting of the expiration date of the 11/8/96 grant of 3,000 options to purchase the Company's common stock as 11/7/96; the correct date is
11/7/06.
SIGNATURE OF REPORTING PERSON
/s/ John Van Strydonck
DATE
1/7/97